Exhibit 10.58

FIRST AMENDMENT to the NATIONWIDE INDIVIDUAL

DEFERRED COMPENSATION PLAN AS

AMENDED AND RESTATED

January 1, 2005

It is hereby understood and agreed that the Nationwide Individual Deferred Compensation Plan as Amended and Restated January 1, 2005 (“Plan”), is further amended, as follows:

1. Effective January 1, 2005, a definition of “Company” is added to read as follows:

Company: Nationwide Mutual Insurance Company

2. Effective January 1, 2005, the definition of Hardship Distribution is renamed and restated as follows:

Unforeseeable Emergency Distribution: A distribution following a Participant’s Termination Date on account of severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or of his or her spouse or dependent (as defined by Code Section 152(a)), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation or assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under any other plan.

3. Effective January 1, 2005, the definition of Nationwide Retirement Plans is amended to add reference to Nationwide Life Insurance Company of America Retirement Plan.

4. Effective January 1, 2005, the third paragraph of Section 3.02 is restated as:

Notwithstanding the foregoing, the Administrator may adjust a Participant’s Election of Deferral prior to the end of a Plan Year if the Administrator determines, in its sole discretion, that such change is appropriate to carry out the terms of the Plan. Such mid-year adjustment in the Election of Deferral shall only be permitted with respect to Compensation for services to be performed by the Eligible Participant subsequent to the date of the election. Any change in Election of Deferral made pursuant to this paragraph shall supersede any prior Election of Deferral and shall remain in effect until the end of the then-current Plan Year.

5. Effective September 1, 2005, the first sentence of the last paragraph of Section 4.02 is restated as:

Except for Insiders, the Participant may change the investment options in which his or her account is deemed to be invested for this purpose once every seven (7) calendar days, and may make different elections with respect to such deemed investments with respect to each of his or her sub-accounts.

6. Effective January 1, 2005, Section 5.05 is renamed from Hardship Distribution to Unforeseeable Emergency.

IN WITNESS WHEREOF, Nationwide Mutual Insurance Company, on behalf of the Companies, has hereby executed this Amendment to be effective January 1, 2005.

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Bruce Thompson
Bruce Thompson
Associate Vice President – Associate General Counsel